Exhibit 24(b)8(x)(vii)

Amendment No. 7 to Fund Participation Agreement

This Amendment No. 7 to Fund Participation Agreement (the “Amendment”) is dated May 1, 2019, and is entered into by and among Minnesota Life Insurance Company, a Minnesota insurance company (the “Company”), ALPS Variable Investment Trust, a Delaware Statutory Trust (the “Trust” or the “Fund,” and each series of the Trust, as applicable, a “Portfolio” and collectively, the “Portfolios”), ALPS Advisors, Inc. a Colorado corporation, (“AAI”), and ALPS Portfolio Solutions Distributor, Inc. (“APSD”), a Colorado corporation.

WHEREAS, the Company, the Trust, AAI, and APSD previously entered into a Fund Participation Agreement dated July 27, 2007, as amended (the “Agreement”); and

WHEREAS, the Company, the Trust, AAI, and APSD wish to amend Schedule A of the Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Schedule A of the Agreement is hereby deleted and replaced in its entirety with the new Schedule A attached hereto.

2.    Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning given to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment effective as of the date first written above.

MINNESOTA LIFE INSURANCE COMPANY		ALPS VARIABLE INVESTMENT TRUST

By:	/s/ Daniel Kruse	By:	/s/ Kathryn Burns
Name:	Daniel Kruse	Name:	Kathryn Burns
Title:	Vice President and Actuary	Title:	Treasurer

ALPS ADVISORS, INC.		ALPS PORTFOLIO SOLUTIONS DISTRIBUTOR, INC.

By:	/s/ Edmund J. Burke	By:	/s/ Steven B. Price
Name:	Edmund J. Burke	Name:	Steven B. Price
Title:	Chief Executive Officer	Title:	SVP – Director of Distribution Srvs.

PARTICIPATION AGREEMENT

SCHEDULE A

The following Separate Accounts and Associated Contracts of Minnesota Life Insurance Company are permitted in accordance with the provisions of this Agreement to invest in Portfolios of the Fund shown in Schedule B:

Contracts Funded bv Separate Account	Name of Separate Account
MultiOption Advisor	Variable Annuity Account

MultiOption Legend

MultiOption Extra

MultiOption Guide

Minnesota Life Accumulator VUL	Minnesota Life Individual Variable Universal Life Account

Premier Variable Universal Life

Variable Universal Life Defender®

Variable Adjustable Life (VAL)	Minnesota Life Variable Life Account

Variable Adjustable Life Second Death (VAL-SD)

Variable Adjustable Life Horizon (VAL Horizon)

Variable Adjustable Life Summit (VAL Summit)

Variable Adjustable Life Survivor (VAL Survivor)

Variable Group Universal Life	Minnesota Life Variable Universal Life Account